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                                                                  EXHIBIT 1.3(a)

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                             DISTRIBUTION AGREEMENT
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AGREEMENT, dated as of __________ __, 1999, by and among First Penn-Pacific
Securities, Inc. ("Distributor"), First Penn-Pacific Life Insurance Company ("First Penn-Pacific") and [First Penn-Pacific Variable Life Insurance Separate Account] ("Variable Life Insurance Separate Account").

                               W I T N E S S E T H

WHEREAS, the Variable Life Insurance Separate Account is a separate account established and maintained by First Penn-Pacific pursuant to the laws of the State of Indiana, under which income, gains and losses, whether or not realized, from assets allocated to the Variable Life Insurance Separate Account, are credited to or charged against the Variable Life Insurance Separate Account without regard to other income, gains or losses of First Penn-Pacific;

WHEREAS, the Variable Life Insurance Separate Account is registered as an investment company under the Investment Company Act of 1940, as amended ("1940 Act");

WHEREAS, First Penn-Pacific, through the Variable Life Insurance Separate Account, intends to issue certain variable universal life insurance contracts and may in the future issue additional forms of variable life insurance contracts, whose net considerations may be allocated in whole or in part to the Variable Life Insurance Separate Account for investment, and in the future may issue, through other separate accounts, variable life insurance and variable annuity contracts, whose net considerations may be allocated in whole or in part to other separate accounts maintained by First Penn-Pacific;

WHEREAS, First Penn-Pacific proposes to make the variable life insurance contracts and variable annuity contracts listed on Exhibit A of this Agreement ("Contracts") available for sale to suitable purchasers;

WHEREAS, the variable portions of the Contracts are registered under the Securities Act of 1933 ("1933 Act");

WHEREAS, Distributor, a wholly-owned subsidiary of First Penn-Pacific, is a broker-dealer registered under the Securities Exchange Act of 1934 ("1934 Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD");

WHEREAS, the parties hereto desire to have Distributor act as principal underwriter or distributor for the separate accounts of First Penn-Pacific listed on Exhibit B of this Agreement ("Separate Accounts") to assume the responsibilities set forth in this Agreement with respect to the distribution of the Contracts, and Distributor desires to assume such responsibilities;

NOW, THEREFORE, the parties hereto agree as follows:

1.   APPOINTMENT AND AUTHORIZATION

a. First Penn-Pacific authorizes Distributor to act, and Distributor agrees to serve, as the principal underwriter for the Separate Accounts and as a distributor of the Contracts in each state or other jurisdiction where the Contracts may legally be sold. Distributor also is authorized and hereby agrees to find purchasers for the Contracts, in each case acceptable to First Penn-Pacific.

b. Distributor is hereby authorized to enter into separate written agreements ("Selling Agreements"), on such terms and conditions as Distributor may determine not to be inconsistent with this Agreement, with broker-dealers ("Selling Broker-Dealers") that agree to participate in the distribution of, and to use their best efforts to solicit applications for, the Contracts. The Selling Agreements shall be substantially in the form of the Form of Selling Agreement attached as Exhibit C to this Agreement, or such other form(s) as may be agreed upon by the parties. Each Selling Broker-Dealer and its registered representatives ("Agents") soliciting applications for the


                                  Page 1 of 10
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     Contracts shall be duly and appropriately licensed, appointed by First
     Penn-Pacific, registered and otherwise qualified for the sale of the Contracts under the NASD Rules and federal and state securities and insurance laws applicable to the offer and sale of the Contracts.

d. Distributor will not publicly offer or seek purchasers for a Contract unless and until the Registration Statement for that Contract is effective. In addition, Distributor will not publicly offer or seek purchasers for a Contract in a state or jurisdiction in which that Contract is not qualified for sale under all applicable securities and insurance laws. Distributor will use its best efforts to provide information and marketing assistance to licensed insurance agents and broker/dealers on a continuing basis.

e.   The variable contracts covered by this Agreement are described on Exhibit
     A. The Separate Accounts covered by this Agreement are described on Exhibit
     B. First Penn-Pacific in its sole discretion may amend Exhibit A from time to time to add or delete other classes of variable life insurance or variable annuity contracts issued by First Penn-Pacific and may amend Exhibit B to add or delete other Separate Accounts. The provisions of this Agreement shall apply with equal force to such additional Contracts and Separate Accounts unless the Contract requires otherwise.

f. Anything in this Agreement to the contrary notwithstanding, First Penn-Pacific shall retain the ultimate right of control over, and the responsibility for, the issuance, servicing and marketing of the Contracts, including the right to review and approve all advertising concerning the Contracts, to suspend sales of the Contracts in any jurisdiction, to appoint and discharge its agents authorized to sell the Contracts, and to refuse to sell a Contract to any applicant for any reason whatsoever.

2.   LICENSING AND APPOINTMENT OF ASSOCIATED PERSONS AND AGENTS

a. Distributor is authorized to recommend the appointment of its associated persons ("Associated Persons") and the Selling Broker-Dealers and their eligible Agents as agents of First Penn-Pacific in connection with the sale of Contracts. Distributor shall not propose an Associated Person or Agent for appointment unless such person is an "associated person" of Broker-Dealer (as defined in Section 3(a)(18) of the 1934 Act), duly registered as a representative of Distributor or a Selling Broker-Dealer, as appropriate, and duly licensed as an insurance agent in the state(s) in which it is proposed that such person engage in activities requiring such appointment. Distributor shall be responsible for such Associated Persons' continuing compliance with applicable securities registration requirements and state insurance agent licensing laws. Each Selling Broker-Dealer shall be responsible for its Agents' continuing compliance with applicable securities registration requirements and state insurance agent licensing laws.

b. Distributor shall assist First Penn-Pacific in the appointment of Agents under applicable insurance laws. Distributor or the sponsoring Selling Broker-Dealer, as appropriate, shall comply with First Penn-Pacific's requirements, as First Penn-Pacific in its sole discretion may establish and change from time to time, in submitting licensing or appointment documentation for Associated Persons and Agents. All such documentation shall be submitted to First Penn-Pacific or its designated agent licensing administrator. A copy of First Penn-Pacific's current General Letter of Recommendation, to be used in connection with the appointment of Agents, is attached hereto as Exhibit D.

c. First Penn-Pacific reserves the right to refuse to appoint any such designated Associated Person or Agent and, once appointed, to terminate or refuse to renew such appointment.

d. The parties hereto recognize that any Associated Person or Agent selling the Contracts as contemplated by this Agreement shall be acting as an insurance agent of First Penn-Pacific and that the obligations and rights of Distributor to supervise such persons shall be limited to the extent specifically described herein or required under applicable federal or state securities laws or NASD Rules. Such Agents shall not be considered agents or employees of Distributor, unless any contract between Distributor and any such person specifically provides otherwise. Further, it is intended by the parties hereto that such Associated Persons and Agents are and shall continue to be considered to have a common law independent contractor relationship with First Penn-Pacific


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     and not to be considered common law employees of First Penn-Pacific, unless any contract between First Penn-Pacific and any person selling the Contracts specifically provides otherwise.

3.   SUPERVISION OF ASSOCIATED PERSONS

a. Distributor shall be fully responsible for carrying out all compliance and supervisory obligations in connection with the distribution of the Contracts, as required by the NASD Conduct Rules ("NASD Rules") and by federal and any applicable state securities laws. Distributor shall assume full responsibility for training and oversight of its Associated Persons engaged directly or indirectly in the distribution of the Contracts, and shall have the authority to require that disciplinary action be taken with respect to the Associated Persons. Distributor agrees to comply with First Penn-Pacific's statement in support of the concepts in the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association (the "IMSA Principles and Code"), as such statement may be amended from time to time, and to engage in active and fair competition as contemplated by the IMSA Principles and Code. A copy of First Penn-Pacific's current statement in support of the IMSA Principles and Code is attached as Exhibit E.

b. Distributor is specifically charged with the responsibility of supervising and reviewing its Associated Persons' use of sales literature and advertising and all other communications with the public in connection with the Contracts. No sales solicitation, including the delivery of supplemental sales literature or other such materials, shall occur, be delivered to or used with a prospective purchaser unless accompanied or preceded by the appropriate then current prospectus, the then current prospectus for the underlying funds funding the Contract, and where required by state insurance law, the then current statement of additional information.

c. Distributor shall execute any electronic or telephone orders only in accordance with the current prospectus applicable to the Contracts and agrees that First Penn-Pacific will not be liable for any loss incurred as a result of acting upon electronic or telephone instructions containing unauthorized, incorrect or incomplete information received from Distributor or its Associated Persons.

d. Upon request by First Penn-Pacific, Distributor shall furnish appropriate records or other documentation to evidence its diligent supervision of Associated Persons.

e. If an Associated Person performs any unauthorized transaction with respect to a Contract, Distributor shall bear sole responsibility, shall notify First Penn-Pacific and shall act to terminate such unauthorized activities.

f. If an Associated Person fails to meet Distributor's rules and standards, Distributor shall notify First Penn-Pacific and shall act to terminate any violative conduct of such Associated Person relating to the Contracts.

4.   SUPERVISION OF SELLING-BROKER DEALERS

a. Each Selling Agreement shall provide as follows, in words or substance with respect to the training and supervision of Agents and other persons associated with such Selling-Broker Dealer who are involved directly or indirectly in the offer or sale of Contracts:

          (1) All such Agents and other persons shall be subject to the control of such Selling-Broker Dealer with respect to such persons' activities in connection with the sale of Contracts. Such Selling-Broker Dealer shall be responsible for training and supervision of all such persons. Distributor and First Penn-Pacific shall not have responsibility for the training and supervision of any Agent or other person associated with such Selling-Broker Dealer. Distributor shall provide such Selling Broker-Dealer with a copy of First Penn-Pacific's statement in support of the concepts in the IMSA Principles and Code, as such statement may be amended from time to time, and shall require such Selling Broker-Dealer to agree to comply with that statement and to engage in active and fair competition as contemplated by the IMSA Principles and Code.

          (2) Such Selling Broker-Dealer shall be required to assume full responsibility for continued compliance by itself and its associated persons (as defined in Section 3(a)(18) of the 1934
               Act) with the NASD Rules


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               and applicable federal and state securities and insurance laws.
               Such Selling-Broker Dealer shall be specifically charged with the responsibility of supervising its Agents' compliance with all applicable suitability requirements under federal or state law or the regulations of the NASD. Such Selling Broker-Dealer shall be specifically charged with providing or arranging for adequate training to ensure that Agents have thorough knowledge of each Contract and the ability to make appropriate product presentations and suitability determinations in compliance with applicable law. Such Selling Broker-Dealer and its Agents shall not recommend the purchase of a Contract to a prospective purchaser unless they have reasonable grounds to believe that such purchase is suitable for the prospective purchaser and is in accordance with applicable regulations of any regulatory authority, including the Securities and Exchange Commission ("SEC") and the NASD. While not limited to the following, a determination of suitability shall be based on information concerning the prospective purchaser's insurance and investment objectives, risk tolerance, need for liquidity, and financial and insurance situation and needs.

b. Any supervision of the Selling Broker-Dealer required by applicable law shall be performed by Distributor, and Distributor shall assume any legal responsibilities of First Penn-Pacific for the acts or omissions of any Selling Broker-Dealer or its Agents.

5.   SALES PROMOTION MATERIAL AND ADVERTISING

a. During the term of this Agreement, subject to the approval of First Penn-Pacific, Distributor will be responsible for providing certain and approving all promotional, sales and advertising material to be used by Distributor and Selling Broker-Dealers in connection with the offer and sale of Contracts. Distributor will file such materials or will cause such materials to be filed with the SEC and the NASD, and with any state securities regulatory authorities, as required. First Penn-Pacific reserves the right to require the recall of any material approved by it at any time for any reason, and Distributor shall promptly comply, and cause all Selling Broker-Dealers to promptly comply, with any such request for the return of material and shall not use such material thereafter.

b. Distributor will require that the Associated Persons and Agents use only the effective current prospectuses, statements of additional information ("SAIs") and other materials authorized by First Penn-Pacific for use in soliciting the sale of the Contracts. Distributor is not authorized, and may not authorize anyone else, to give any information or to make any representation concerning First Penn-Pacific, the Contracts, the Separate Accounts or the funding media for the Contracts other than those contained in the current materials authorized for use by First Penn-Pacific. Distributor and its Associated Persons may not modify or represent that they are authorized to modify any such prospectus, SAI or other materials authorized by First Penn-Pacific for use in soliciting the sale of the Contracts.


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6.   OBLIGATIONS OF DISTRIBUTOR

a. All solicitations for the sale of Contracts will be made only by Associated Persons and Agents who are registered representatives of Distributor or a Selling Broker-Dealer and duly licensed insurance agents and appointed by First Penn-Pacific. Continued solicitation for the Contracts shall be contingent upon the continuing qualification of such Associated Persons and Agents by possession of the required licenses, appointments, and registrations. Solicitation may only occur in those states in which First Penn-Pacific is admitted to do business and in which the Contracts have been approved for sale by the appropriate regulatory authority.

b. All applications for the Contracts shall be made on application forms supplied by First Penn-Pacific or in a form otherwise satisfactory to First Penn-Pacific. All applications forwarded to First Penn-Pacific shall first be approved as to suitability by an appropriate principal of the submitting Selling-Broker Dealer or, if originated by Distributor, by an appropriate principal of Distributor. All applications for Contracts shall be subject to acceptance or rejection by First Penn-Pacific in its sole discretion. If First Penn-Pacific rejects an application, it will return any premium paid by that applicant to such applicant and promptly notify Distributor of such action. If a purchaser exercises his or her free look right under a Contract, any amount to be refunded as provided in such Contract will be so refunded to the purchaser by or on behalf of First Penn-Pacific and the relevant Separate Accounts(s) and First Penn-Pacific will promptly notify Distributor of such action.

c. All money payable in connection with the Contracts, whether as purchase payments or otherwise, and whether paid by, or on behalf of any applicant or Contract owner, is the property of First Penn-Pacific. Distributor shall promptly transmit to First Penn-Pacific any such payment received by it in accordance with First Penn-Pacific's administrative procedures without any deduction or offset for any reason, unless there has been mutual arrangement for net wire transmissions between Distributor and First Penn-Pacific. No cash payments shall be accepted by Distributor in connection with the Contracts.

d. Before transmitting to First Penn-Pacific applications or other documents relating to Contracts sold by Associated Persons, Distributor shall review such documents for completeness and correctness, as well as compliance with applicable suitability standards. Distributor promptly, but in no case later than the end of the next business day following receipt by Distributor or an Associated Person, shall forward completed applications to First Penn-Pacific in accordance with First Penn-Pacific's administrative procedures. An appropriate principal of Distributor shall approve each such application as to suitability before forwarding such application to First Penn-Pacific. Applications and payments shall be sent to First Penn-Pacific at the address shown on the application or such other address as First Penn-Pacific may specify from time to time. Checks, money orders or electronic transmissions of funds in payment on any Contract shall be drawn to the order of "First Penn-Pacific Life Insurance Company".

e. Contracts issued on accepted applications shall be delivered to the Contract owner according to procedures established by First Penn-Pacific. If First Penn-Pacific forwards a Contract to Distributor for delivery, such Contract shall be delivered to the Contract owner within four days of receipt.

f. Distributor agrees to comply with the established rules and regulations of First Penn-Pacific now in effect or which may be established hereafter.

g. Distributor agrees to carry out its sales and administrative activities and obligations under this Agreement in continuous compliance with the federal and state laws and regulations, including those governing securities and insurance related activities or transactions, as applicable. Distributor shall notify First Penn-Pacific immediately in writing if Distributor fails to comply with any applicable law or regulation.

h. The costs of printing the prospectuses, SAIs and sales material used in connection with the solicitation of applications for the Contracts shall be borne by First Penn-Pacific. First Penn-Pacific shall provide Distributor with a reasonable supply of such materials. First Penn-Pacific shall make available to Distributor copies of all financial statements and other documents that Distributor shall reasonably request for use in connection with the distribution of the Contracts.


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i.   Distributor periodically shall furnish reports to First Penn-Pacific as to the sale of Contracts made pursuant to this Agreement.

7.   BOOKS AND RECORDS

a. Distributor and First Penn-Pacific shall each maintain and preserve, or cause to be maintained and preserved such books and records concerning the offer and sale of the Contracts as may be required by the SEC, the NASD and other agencies having jurisdiction and that may be reasonably required to reflect adequately the Contracts business conducted by each party. Each party shall make such books and records reasonably available to the other party. The parties shall promptly furnish each other with any reports and information the other party may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of any state, under any applicable federal or state securities laws, rules or regulations, or under the rules of the NASD.

b. Distributor and First Penn-Pacific shall each submit to all regulators and administrative bodies having jurisdiction over the sales of the Contracts, present or future, any information, reports or other material that any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations. In particular, without limiting the foregoing, First Penn-Pacific agrees that any books and records which it maintains which are required to be maintained by Distributor under Rule 17a-3 or 17a-4 of the 1934 Act shall be subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act.

c. Distributor and First Penn-Pacific each agree and understand that all documents, reports, records, books, files and other materials required under applicable NASD regulations and federal and state securities laws relative to the sale of Contracts shall be the property of Distributor, except that: (a) any books and records maintained by First Penn-Pacific that relate to sales compensation shall be the joint property of First Penn-Pacific and Distributor, and (b) all such documents, reports, records, books, files and other materials that are also required by applicable regulation or law to be maintained by First Penn-Pacific shall be the joint property of Distributor and First Penn-Pacific. All other documents, reports, records, books, files and other materials maintained relative to this Agreement shall be the property of First Penn-Pacific. Upon the termination of this Agreement, all such material shall be returned to the applicable party.

d. Subject to applicable SEC or NASD restrictions, First Penn-Pacific, as agent for Distributor, will send confirmations of Contract transactions to Contract owners. First Penn-Pacific will make such confirmations and records of transactions available to Distributor upon request. First Penn-Pacific also will maintain Contract owner records on behalf of Distributor to the extent permitted by applicable securities laws. Distributor and First Penn-Pacific from time to time during the term of this Agreement shall allocate among themselves, subject to a right of further delegation, the administrative responsibility for maintaining and preserving the books, records and accounts kept in connection with the Contracts.

8.   REPRESENTATIONS

a.   First Penn-Pacific represents and warrants to Distributor that:

     (1) First Penn-Pacific has filed a Registration Statement with the SEC for each of the Contracts. First Penn-Pacific has delivered to Distributor a copy of each such Registration Statement. First Penn-Pacific will deliver to Distributor a copy of each amendment to any such Registration Statement promptly after such amendment is filed with the SEC.

     (2) The Registration Statements for the Contracts and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act, and the rules and regulations of the SEC under such Acts, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any


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     statement or omission made in reliance upon and in conformity with information furnished in writing to First Penn-Pacific by Distributor expressly for use therein.

     (3) First Penn-Pacific is validly existing as a stock life insurance company in good standing under the laws of the State of Indiana, with power to own its properties and conduct its business as described in the Prospectus. First Penn-Pacific has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business.

     (4) The Contracts have been duly and validly authorized and when issued and delivered with payment therefor as provided herein, will be duly and validly issued and will conform to the description of such Contracts contained in the Prospectuses relating thereto.

     (5) The performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a violation of any of the provisions of or default under any statute, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which First Penn-Pacific is a party or by which First Penn-Pacific is bound (including Articles of Incorporation, By-Laws, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over First Penn-Pacific or any of its properties).

     (6) There are no material legal or governmental proceedings pending to which First Penn-Pacific or the Separate Accounts are a party or of which any property of the Separate Accounts is the subject (other than as set forth in the Prospectus relating to the Contracts), or litigation incident to the kind of business conducted by First Penn-Pacific which, if determined adversely to First Penn-Pacific would individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of First Penn-Pacific.

b.   Distributor represents and warrants to First Penn-Pacific that:

     (1) Distributor is a broker/dealer duly registered with the SEC pursuant to the 1934 Act, is a member in good standing of the NASD, and is in compliance with the securities laws in those states in which it conducts business as a broker/dealer.

     (2) The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms or provisions of or constitute a default under any statute, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Distributor is a party or by which it is bound (including the Articles of Incorporation or Bylaws of Distributor or any order, rule or regulation of any court or governmental agency or body having jurisdiction over either Distributor or its property).

     (3) To the extent that any statements made in the Registration Statement or any amendment or supplement thereto are made in reliance upon and in conformity with written information furnished to First Penn-Pacific by Distributor expressly for use therein, such statements will, when they become effective or are filed with the SEC, as the case may be, conform in all material respects to the requirements of the 1933 Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

9.   INDEPENDENT CONTRACTOR

Distributor shall at all times function as and be deemed to be an independent contractor and not as an employee of First Penn-Pacific. Distributor will be under no obligation to effectuate any particular number or dollar volume of sales of Contracts, except to the extent Distributor deems advisable.


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10.  COMPENSATION AND EXPENSES

a. First Penn-Pacific shall compensate Distributor for its services under this Agreement in accordance with the terms of Exhibit C hereto, as it may be amended from time to time. Distributor shall be fully responsible for compensating the Associated Persons (as defined in Paragraph 2.a) for their sales of the Contracts. At Distributor's request, First Penn-Pacific will pay all or a portion of the compensation due hereunder directly to the relevant Associated Person in satisfaction of Distributor's obligation to compensate such Associated Person.

b. Distributor shall be fully responsible for compensating the Selling Broker-Dealers for their sales of the Contracts as provided in the Selling Agreements. Distributor shall not be obligated to pay such compensation with respect to a Contract until Distributor has received its compensation with respect to such Contract from First Penn-Pacific. At Distributor's request, First Penn-Pacific will pay all or a portion of the compensation due hereunder directly to the relevant Selling Broker-Dealer in satisfaction of Distributor's obligation to compensate such Selling Broker-Dealer. If after reasonable efforts Distributor is unable to recover a commission chargeback from a Selling Broker-Dealer, Distributor shall not be liable to First Penn-Pacific for such chargeback and, in addition, First Penn-Pacific shall compensate Distributor for its expenses associated with such chargeback.

c. Unless otherwise agreed in writing by First Penn-Pacific, neither Distributor nor any agent of First Penn-Pacific nor any Selling Broker-Dealer shall have an interest in any surrender charges, deductions or other fees payable to First Penn-Pacific.

11.  NOTIFICATION OF CUSTOMER COMPLAINTS OR REGULATORY MATTER

a. Each party will promptly notify the other of any customer complaint or notice of any regulatory investigation or proceeding received by such party or their respective affiliates relating to the Contracts or any or threatened or filed arbitration action or civil litigation arising out of the offer or sale of the Contracts.

b. The parties shall cooperate fully in investigating and responding to any such complaint, regulatory investigation or proceeding, arbitration, or civil litigation, and in any settlement or trial of any actions arising out of the conduct of business under this Agreement.

c. Any response by Distributor or First Penn-Pacific to an individual customer complaint will be sent to the other for approval at least five (5) business days before it is sent to the customer, except that if a more prompt response is required, the proposed response may be communicated by telephone, facsimile or in person.

d. Distributor will include in each Selling Agreement a notification provision comparable to this Paragraph 11 requiring the Selling Broker-Dealer (a) to notify Distributor and First Penn-Pacific promptly of any customer complaint or notice of any regulatory investigation or proceeding received by the Selling-Broker Dealer or its affiliates with respect to Distributor, any Selling Broker-Dealer, or any agent or representative in connection with any Contract and (b) to assist First Penn-Pacific and Distributor in resolving any complaint to the satisfaction of all parties.

e.   First Penn-Pacific shall promptly notify Distributor of:

     (1) Any request by the SEC for any amendments or supplements to a Contract's current prospectus or statement of additional information, other than requests in the ordinary course of SEC review or registration statements and amendments thereto prior to their effective date;

     (2) Any request by the SEC for information that must be provided by Distributor or any Selling Broker-Dealer, or any affiliated person of Distributor or any Selling Broker-Dealer;

     (3) The issuance by the SEC of any stop order with respect to a Contract's Registration Statement or the initiation of any proceedings for that purposes or for any other purpose relating to the registration and/or offering of the Contracts; and


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     (4) Any event as a result of which the prospectuses or any sales literature for a Contract would include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

12.  INDEMNIFICATION

a. Distributor shall indemnify and hold harmless First Penn-Pacific, its affiliates, officers, directors, employees and agents against any and all loss, claim, damage, liability or expense (including reasonable attorneys' fees), joint or several, insofar as such loss, claim, damage, liability or expense arises out of or is based upon (i) any breach of this Agreement, any applicable law or regulation, or any applicable rule of any self-regulatory organization, by Distributor and/or any of its Associated Persons; or (ii) any claim by any Associated Person of Distributor for commissions, service fees, expense allowances or other compensation or remuneration of any type. This indemnification will be in addition to any liability which Distributor may otherwise have.

b. First Penn-Pacific shall indemnify and hold harmless Distributor and its affiliates, officers, directors, employees and agents against any and all loss, claim, damage, liability or expense (including reasonable attorneys' fees), joint or several, insofar as such loss, claim, damage, liability or expense arises out of or is based upon any breach of this Agreement, any applicable law or regulation, or any applicable rule of any self-regulatory organization, by First Penn-Pacific. This indemnification will be in addition to any liability which First Penn-Pacific may otherwise have.

13.  TERM OF AGREEMENT

a.   This Agreement shall terminate automatically upon its assignment.

b.   This Agreement may be terminated by any party hereto on not less than sixty
     (60) days' prior written notice to the other parties or by an agreement in writing signed by all of the parties hereto.

c. This Agreement shall terminate at the option of First Penn-Pacific upon institution of formal proceedings against Distributor by the NASD or the SEC, or if Distributor or any of its Associated Persons:

     (1) employs any device, scheme, artifice, statement or omission to defraud any person; or

     (2) violates the provisions of this Agreement.

d. Upon termination of this Agreement, all authorizations, rights, and obligations shall cease except the obligations to settle accounts hereunder, including the settlement of monies due in connection with Contracts in effect at the time of termination or issued pursuant to applications received by First Penn-Pacific prior to termination, and the agreements contained in Paragraphs 5, 7, 11, and 12.

14.  MISCELLANEOUS

a. None of the parties hereto shall be liable to the other for any action taken or omitted by it, or any of its officers, agents or employees, in performing their respective responsibilities under this Agreement in good faith and without negligence, willful misfeasance or reckless disregard of such responsibilities.

b. Distributor will execute such papers and do such acts and things as shall from time to time be reasonably requested by First Penn-Pacific for the purpose of (a) maintaining the registration of the interests under the Contracts under the 1933 Act and the Separate Accounts under the 1940 Act, and (b) qualifying and maintaining qualification of the Contracts for sale under the applicable laws of any state.

15.  NOTICE

All notices under this Agreement shall be given in writing and addressed as follows:

     if to Distributor, to:

     First Penn-Pacific Securities, Inc.
     1801 South Meyers Road
     Oakbrook Terrace, IL 60181-5213
     Attention: ___________________

     if to First Penn-Pacific or the Separate Accounts, to:

     First Penn-Pacific Life Insurance Company
     1801 South Meyers Road
     Oakbrook Terrace, IL 60181-5213
     Attention:  __________________

     or to such other address as such party may hereafter specify in writing. Each such notice shall be either hand delivered or transmitted by certified United States mail, return receipt requested, and shall be effective upon delivery.

16.  SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17.  ENTIRE AGREEMENT AND AMENDMENTS

This Agreement constitutes the entire agreement between the parties hereto and may not be modified except in a written instrument executed by all parties hereto.

18.  CONSTRUCTION

This Agreement shall be subject to the provisions of the 1934 Act and, to the extent applicable, the 1940 Act and the rules, regulations and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

19.  GOVERNING LAW

This Agreement shall be interpreted in accordance with the laws of the State of Indiana, except to the extent those laws are inconsistent with the federal securities laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials hereunto duly authorized, as of the day and year first above written.

                     FIRST PENN-PACIFIC SECURITIES, INC.


                     By:

                     FIRST PENN-PACIFIC LIFE INSURANCE COMPANY


                     By:

                     FIRST PENN-PACIFIC VARIABLE LIFE INSURANCE SEPARATE ACCOUNT


66799v1

                     By:  FIRST PENN-PACIFIC LIFE INSURANCE COMPANY as depositor



                     By:

                                    EXHIBIT A

                                    CONTRACTS


Contract Name                                                    Policy Form No.

                                    EXHIBIT B

                                SEPARATE ACCOUNTS

First Penn-Pacific Variable Life Insurance Separate Account

                                    EXHIBIT C

                            FORM OF SELLING AGREEMENT

                                    EXHIBIT D

                        GENERAL LETTER OF RECOMMENDATION

Distributor hereby certifies to First Penn-Pacific that all the following requirements will be fulfilled in conjunction with the submission by Distributor of appointment papers for all applicants to become agents of First Penn-Pacific ("Applicants"). Distributor will, upon request, forward proof of compliance with same to First Penn-Pacific in a timely manner.

     1. We have on file a Form U-4 which was completed by each Applicant. We have fulfilled all the necessary investigative requirements for the registration of each Applicant as a registered representative, and each Applicant is presently registered as an NASD registered representative. The above information in our files indicates no fact or condition which would disqualify the Applicant from receiving a license, and all the findings of all investigative information is favorable.

     2. We have made a thorough and diligent inquiry and investigation relative to each Applicant's identity, residence, business reputation, and experience and declare that each Applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of appointment as a variable contract agent of First Penn-Pacific. This inquiry and background investigation has included a credit and criminal check on each Applicant. Based upon our investigation, we vouch for each Applicant and certify that each individual is trustworthy, competent and qualified to act as an agent for First Penn-Pacific and hold himself out in good faith to the general public.

     3. We certify that all educational requirements have been met for the specific state in which each Applicant is requesting a license and that all such persons have fulfilled the appropriate examination, education and training requirements.

     4. We hereby warrant that the Applicant is not applying for a license with First Penn-Pacific in order to place insurance chiefly or solely on his or her life or property or on the lives, property or liability of relatives or associates.

     5. We certify that each Applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by these Applicants, to the end that the insurance interest of the public will be properly protected.

     6. We will not permit any Applicant to transact insurance as an agent until duly licensed and appointed by First Penn-Pacific. No Applicants have been given an insurance contract or furnished supplies, nor have any Applicants been permitted to write, solicit business or act as an agent in any capacity, and they will not be so permitted until the certificate of authority or license applied for is received.

                                    EXHIBIT E

                FIRST PENN-PACIFIC'S STATEMENT IN SUPPORT OF THE
                  PRINCIPLES AND CODE OF ETHICAL MARKET CONDUCT
               OF THE INSURANCE MARKETPLACE STANDARDS ASSOCIATION
               --------------------------------------------------

                                    EXHIBIT F

                                  COMPENSATION

This schedule is attached to and made a part of the most current executed Distribution Agreement (the "Agreement") between and among First Penn-Pacific Life Insurance Company ("First Penn-Pacific"), for itself and on behalf of its [First Penn-Pacific Variable Life Insurance Separate Account], and First Penn-Pacific Securities, Inc. ("Distributor").

The compensation for the variable life insurance and annuity products (the "Contracts") referred to in the Agreement is as follows:

FOR FLEXIBLE PAYMENT VARIABLE UNIVERSAL LIFE INSURANCE CONTRACTS, written on Form No. _____________________, and any variations of that form as may be required by insurance regulatory authorities:

1.   NEW BUSINESS COMMISSION AND EXPENSE REIMBURSEMENT ALLOCATION:

          a. On Contracts originated by Distributor, Distributor shall receive commissions equal to _% of the initial Payment.

          b. On Contracts originated by a Selling Broker-Dealer, Distributor shall receive commissions equal in amount to the commissions payable to the Selling-Broker-Dealer of record pursuant to the Selling Agreement with such Selling Broker-Dealer. Such commissions shall not exceed _% of the initial Payment on each such Contract.

However, no compensation shall be paid on Payment received from a Contract owner when an existing life insurance or annuity contract issued by First Penn-Pacific on the same life has lapsed, been terminated or surrendered, been continued on a nonforfeiture option, or been changed, modified or converted in any manner within six months of the date of the application for the new Contract or twelve months after the issue date of the new Contract, except to the extent that the first year's annualized premium for the new Contract exceeds the first year's annualized premium from the existing contract.

2.   RETURN OF COMPENSATION IN SPECIFIED CIRCUMSTANCES

     The following rules regarding "chargebacks" shall apply in connection with the offer and sale of Contracts under this Agreement:

          a.   In the event that:

               i. a Payment is returned because First Penn-Pacific rejects the application for the Contract under which such Payment has been paid or because the Payment, or the related application, is not timely received by First Penn-Pacific as required herein, or a refund is made because a purchaser exercises his or her free look right under a Contract; or

               ii. within the first twelve months after the date on which a Contract was issued, the purchaser surrenders the Contract, or otherwise rescinds the Contract, or the Contract lapses;

then, in any such event, Distributor shall not be entitled to any compensation with respect to such Contract, and any and all compensation previously received by Distributor based on all Payments paid into the Contract shall be repaid to First Penn-Pacific, and Distributor shall pay any loss incurred as a result of a Payment being returned which was not timely received or for which an application was not timely received by First Penn-Pacific.

          b. If and to the extent that any loans or partial withdrawals are made with respect to any Contract during the first year after issuance, the compensation due to Distributor shall be recomputed as though the amount of the loan or partial withdrawal had never been paid as a Payment.

          c. If and to the extent that a Contract is exchanged for another contract during the first policy year of the Contract, the compensation due to Distributor shall be recomputed as though the Contract had never been issued. First Penn-Pacific shall have the right to collect from Distributor or to withhold from future payments of compensation due to Distributor under this Agreement an amount equal to any reduction in compensation effected by this Exhibit F, to the extent permitted by applicable law; provided, however, that:
(1) this option on the part of First Penn-Pacific shall not prevent First Penn-Pacific from pursuing any other means or remedies available to it to recover such compensation; and (2) if after reasonable efforts Distributor is unable to recover a commission chargeback from a Selling Broker-Dealer, Distributor shall not be liable to First Penn-Pacific for such chargeback and, in addition, First Penn-Pacific shall compensate Distributor for its expenses associated with such chargeback. First Penn-Pacific will notify Distributor promptly of any premium refund or commission chargeback. For purposes of this Exhibit F, the payment of a death benefit pursuant to the terms of a Contract shall not be deemed a surrender or rescission by a purchaser.

66799.1